                                                           Exhibit No. EX-99.d.3

                                 GAM FUNDS, INC.

                                                               December 14, 2004

GAM USA Inc.
135 East 57th Street
New York, New York 10022

               Amended and Restated Investment Advisory Agreement

Dear Sirs:

     The undersigned,  GAM Funds, Inc., a Maryland  corporation (the "Fund"), is
an  open-end   diversified   series  investment  company  registered  under  the
Investment  Company Act of 1940,  as amended (the "1940 Act").  This Amended and
Restated   Investment   Advisory  Agreement  (the  "Agreement")   confirms  your
engagement as investment  adviser to the GAM American  Focus Fund (to be renamed
"`GAM American Focus Equity"  effective  February 28, 2005) series of the Fund's shares  (as such fund may be  renamed  from time to time,  "GAM  American  Focus fund")  on the terms and  subject  to the  conditions  set  forth  herein.  This
Agreement amends and restates in its entirety the Investment Advisory Agreement, dated April 25, 2001, between you and the Fund.

SECTION 1. Investment Management Services

     A. General

     You shall (i)  conduct and  maintain a  continuous  review of GAM  American
Focus  Fund's  portfolio  of  securities  and  investments;  and  (ii)  make all decisions  regarding  purchases and sales of securities and other investments on behalf of GAM American Focus Fund (the "Advisory Services").

     In performing the Advisory Services,  you shall be guided by the investment objectives, policies and restrictions of GAM American Focus Fund as set forth in the  Prospectus  and the Statement of Additional  Information  filed by the Fund with the U.S.  Securities and Exchange  Commission,  as such may be amended from time to time (the  "Disclosure  Documents'),  and in accordance  with such other policies or  limitations  adopted by the Board of  Directors of the Fund and the provisions  of the 1940 Act and the rules  promulgated  thereunder.  We agree to supply you with all such  relevant  documents  and to notify you of any relevant changes in the investment objectives,  policies and restrictions of GAM American
Focus Fund.

     In acting under this Agreement,  you shall be an independent contractor and shall not be an agent of the Fund.

     B. Selection and Recommendations of Brokers

     You  shall be  responsible  for the  selection  of  members  of  securities exchanges,  brokers and dealers for the execution of the portfolio  transactions of GAM American Focus Fund,  and, when  applicable,  negotiating  commissions in connection  therewith.  All such selections shall be made in accordance with the
Fund's policies and restrictions regarding brokerage allocation set forth in the
Disclosure Documents.

     You  may,  in  making  such   brokerage   selections   and  in  negotiating
commissions,  take into account any services or facilities provided by a broker.
You are  authorized to select or recommend a member of a securities  exchange or any other  securities  broker or dealer that charges an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange,  broker or dealer would have charged for  effecting  that transaction  if you  determine in good faith that such amount of  commission  is reasonable in relation to the value of the  brokerage and research  services (as such  services are defined in Section  28(e) of the  Securities  Exchange Act of
1934,  as amended (the "1934 Act"))  provided by such member,  broker or dealer,
viewed  in  terms  of  either  that  particular   transaction  or  your  overall
responsibility  with respect to the accounts as to which you exercise investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act).

     C. Reports and Summaries

     You  shall  maintain  a  continuous  record  of  all  the  investments  and securities  that  comprise the portfolio of GAM American  Focus Fund,  and shall furnish to the Fund or its designee such  summaries of GAM American Focus Fund's portfolio and such other reports, evaluations,  analyses and opinions, including statistical  reports,  relating to your services as investment adviser hereunder as the Fund may  reasonably  request  at any time or from time to time or as you may deem  helpful to the Fund.  All such  records  shall be the  property of the
Fund.

SECTION 2. Expenses

     You shall  assume  and pay all of your own costs  and  expenses,  including those for furnishing such office space,  office equipment,  office personnel and office  services as you may require in the performance of your duties under this
Agreement.

     The Fund  shall  bear all  expenses  of the  organization,  operations  and business of GAM American  Focus Fund not expressly  assumed or agreed to be paid by you under this Agreement. In particular,  but without limiting the generality of the foregoing, the Fund shall pay all interest,  taxes,  governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of issue, repurchase or redemption of GAM American
Focus Fund  shares,  expenses  of  registering,  qualifying  and pricing the GAM
American Focus Fund shares for sale, insurance, association membership dues, all charges of  custodians  (including  fees as  custodian  and for  keeping  books, performing  portfolio  valuations  and  rendering  other  services to the Fund), transfer agents,  registrars,  dividend disbursing agents,  independent auditors and  legal  counsel,  expenses  of  preparing,  printing  and  distributing  all
prospectuses,   proxy  material,  reports  and  notices  to  shareholders,   all
distribution expenses under its Plan adopted in accordance with Rule 12b-l under the 1940  Act,  fees and  out-of-pocket  expenses  of  directors,  all  overhead expenses of GAM American Focus Fund's operations, including office space, office equipment,  office personnel and office services and all other costs incident to the corporate existence of GAM American Focus Fund.

SECTION 3. Use of Services of Others

     You may (at your expense  except as set forth in Section 2 hereof)  employ, retain or  otherwise  avail  yourself  of the  services or  facilities  of other persons or organizations  for the purpose of providing you or GAM American Focus
Fund with  such  statistical  or  factual  information,  such  advice  regarding economic factors and trends or such other  information,  advice or assistance as you may deem  necessary,  appropriate  or  convenient  for the discharge of your obligations hereunder or otherwise helpful to GAM American Focus Fund.

SECTION 4. Management Fees

     In consideration of your services hereunder to GAM American Focus Fund, you shall  be  entitled  to a  management  fee,  payable  quarterly,  equal to 0.25%
(equivalent  to an annual  fee of 1.0%) of the  average  daily net assets of GAM
American  Focus Fund  during  the  quarter  preceding  each  payment;  provided, however,  effective January 1, 2005, the management fee, payable quarterly,  for
GAM American  Focus Fund shall be equal to: (i) 0.25%  (equivalent  to an annual fee of 1.0%) of the average  daily net assets up to and  including  $250 million during the quarter preceding each payment; (ii) 0.2125% (equivalent to an annual fee of 0.85%) of the average  daily net assets  greater than $250 million and up to and including  $750 million during the quarter  preceding  each payment;  and
(iii)  0.1875%  (equivalent  to an annual fee of 0.75%) of the average daily net assets greater than $750 million during the quarter preceding each payment.  The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly to you on the first business day of the next  succeeding quarter.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the quarter by the applicable management fee and multiplying this product by the net assets of GAM American Focus Fund as determined in accordance with the Fund's  Prospectus as of the close of business on the previous business day on which the Fund was open for business.

SECTION 5. Limitation of Liability of Investment Adviser

     You shall be liable for losses  resulting  from your own acts or  omissions caused  by your  willful  misfeasance,  bad  faith  or gross  negligence  in the performance of your duties  hereunder or your reckless  disregard of your duties under this  Agreement,  and nothing  herein  shall  protect you against any such liability to GAM American  Focus Fund, the Fund or its  shareholders.  You shall not be liable to GAM American Focus Fund, the Fund or to any shareholder thereof for any claim or loss arising out of any investment or other act or omission, in the  performance  of your duties under this  Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions that  might  affect  the  liquidity  of the  assets of GAM  American  Focus Fund maintained  with custodians or securities  depositories in foreign  countries or from any political acts of any foreign governments to which such assets might be exposed.

SECTION 6. Services to Other Clients and the Fund

     Nothing  contained in this Agreement shall be deemed to prohibit you or any of your affiliated  persons from acting,  and being  separately  compensated for acting,  in one or more capacities on behalf of the Fund. We understand that you may act as  investment  manager  or in  other  capacities  on  behalf  of  other investment  companies and clients.  While  information and  recommendations  you supply to GAM  American  Focus  Fund and  investments  you make on behalf of GAM
American   Focus  Fund  shall  in  your  judgment  be   appropriate   under  the
circumstances in light of the investment objectives and policies of GAM American
Focus Fund,  it is  understood  and agreed that they may be  different  from the information and  recommendations  you or your affiliated persons supply to other
clients.   You  and  your   affiliated   persons   shall   supply   information,
recommendations   and  any  other  services,   and  shall  allocate   investment
opportunities among GAM American Focus Fund and any other client in an impartial and fair manner in order to seek good results for all clients involved,  but you shall  not be  required  to  give  preferential  treatment  to any  one  client, including GAM American  Focus Fund, as compared with the treatment  given to any other  client.  Whenever you shall act in multiple  capacities  on behalf of the
Fund, you shall maintain the appropriate  separate accounts and records for each such  capacity.  As used herein,  the term  "affiliated  person"  shall have the meaning assigned to it in the 1940 Act.

     On occasions  when you deem the purchase or sale of a security to be in the best interest of GAM American Focus Fund, one or more of the other series of the
Fund and/or other clients,  you may, to the extent  permitted by applicable law, aggregate the  securities to be so sold or purchased in order to obtain the best execution  or lower  brokerage  commissions,  if any.  You may also on  occasion purchase or sell a particular  security  for one or more  customers in different amounts.  On either occasion,  and to the extent permitted by applicable law and regulations,  allocation of the  securities so purchased or sold, as well as the expenses  incurred  in the  transaction,  will be made by you in the  manner you consider to be the most equitable and consistent with your fiduciary obligations to GAM American Focus Fund and to such other clients.

SECTION 7. Reports and Information

     The Fund shall furnish to you solely for your use such prospectuses,  proxy statements,  reports and other information  relating to the business and affairs of the Fund as you may, at any time or from time to time,  reasonably require in order to discharge your duties under this Agreement.

SECTION 8. Term of Agreement

     This  Agreement  shall be effective on December  14, 2004.  This  Agreement shall continue in effect for  consecutive  terms of one year each ending on each anniversary of such effective date, subject to approval annually by the Board of
Directors of the Fund or by vote of a majority of the outstanding  shares of GAM
American  Focus Fund (as defined in the 1940 Act) and also, in either event,  by the vote,  cast in person at a meeting  called for the purpose of voting on such approval, of a majority of the directors of the Fund who are not parties to this
Agreement or interested persons (as defined in the 1940 Act) of any such person.

SECTION 9. Termination of Agreement; Assignment

     This  Agreement  may be  terminated  by either  party  hereto,  without the payment  of any  penalty,  upon 60 days'  prior  notice in  writing to the other party;  provided that, in the case of termination by the Fund, such action shall have been authorized by resolution of a majority of the directors of the Fund in office at the time or by vote of a  majority  of the  outstanding  shares of GAM
American Focus Fund (as defined in the 1940 Act).

     This Agreement shall automatically terminate in the event of its assignment
(as defined in the 1940 Act).

     Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior to such termination.

SECTION 10. Applicable Provisions of Law

     This  Agreement  shall be  subject  to all  applicable  provisions  of law, including, without limitation, the applicable provisions of the 1940 Act, and to the  extent  that  any  provisions  herein  contained  conflict  with  any  such applicable provisions of law, the latter shall control.

                  [Remainder of page intentionally left blank]

     If the above terms and conditions are acceptable to you, please so indicate by signing and  returning to us the enclosed copy of this  Agreement,  whereupon this Agreement shall constitute a binding contract between us.

                                             Very truly yours,

                                             GAM FUNDS, INC.

                                             By: /s/Kenneth A. Dursht
                                             Name:  Kenneth A. Dursht
                                             Title:

                                             By: /s/Teresa B. Riggin
                                             Name:  Teresa B. Riggin
                                             Title: Senior Vice President- Admin

Accepted and Agreed:

GAM USA INC.

By: /s/Kevin J. Blanchfield
Name:  Kevin J. Blanchfield
Title: Chief Operating Officer

By: /s/Michael J. Bessel
Name:  Michael J. Bessel
Title: Assistant Secretary